SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)       December 15, 2006

Xcel Energy Inc.

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

1-3034	41-0448030
(Commission File Number)	(IRS Employer Identification No.)

414 Nicollet Mall, Mpls, MN	55401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code        612-330-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On May 31, 2006, SPS filed a Texas retail electric rate case requesting an increase in annual revenues of approximately $48 million, or 6.0 percent. The rate filing is based on a historical test year, an electric rate base of $943 million, a requested return on equity of 11.6 percent and a common equity ratio of 51.1 percent. On Sept. 25, 2006, SPS filed corrections to its rate case revenue requirements calculations increasing the revenue requirements an additional $15 million in annual revenues, to approximately $63 million. The principal revision involves SPS’ jurisdictional allocator and the overstatement of wholesale transmission revenue credits. The potential increase in rates is capped at $48 million based upon Texas procedures for rate case filings.

The fuel reconciliation portion requests approval of approximately $957 million of Texas jurisdictional fuel and purchased power costs for the 2004 through 2005 period. The fuel reconciliation case was transferred to the State Office of Administrative Hearings with the base rate case and has the same procedural schedule. As a part of the fuel reconciliation case, fuel and purchased energy costs, which are recovered in Texas through a fixed-fuel and purchased energy recovery factor as a part of SPS’ retail electric rates, will be reviewed.

On Dec. 15, 2006, five parties filed testimony on base rate and fuel issues, including the Office of Public Utility Counsel (OPUC); the State of Texas; Texas Industrial Electric Consumers (TIEC); Association of Xcel Municipalities (AXM) and Occidental Permian.

•                  OPUC recommendations would result in a base rate increase of approximately $19 million with a 9.90 percent return on equity.

•                  TIEC’s recommendations would result in a base rate increase of  $31 million with a 9.75 percent return on equity.

•                  AXM’s recommendations would result in a $56 million base rate decrease with a 9.5 percent return on equity.

In the fuel reconciliation portion of the proceeding, the parties recommended several adjustments to SPS’s fuel reconciliation filing.

•                  TIEC recommended reductions in fuel expense of $120 million.  This includes a reduction of $92 million for objections to SPS’ methodology for assigning average fuel costs to certain firm wholesale sales.  This issue was previously addressed in the non-unanimous stipulation approved by the PUCT on Dec. 19, 2005, in SPS’s last fuel reconciliation which covered the 2002 and 2003 time period. Occidental Permian and the State of Texas made similar recommendations.  SPS believes that the Settlement limits the positions parties may advocate in the current 2004/2005 fuel reconciliation proceeding and creates precedent, but does not bind the Commission in this fuel reconciliation period.  In addition, TIEC opposed recovery of approximately $15 million requested by SPS based on an updated study of our distribution energy losses.

•                  OPUC recommended reductions of approximately $18 million associated with the revision to the manner that fuel losses would be treated in the fuel reconciliation process as well as the impact of coal mitigation activity during the summer of 2005.

•                  AXM recommended adjustments of $38 million, associated with the loss study, coal mitigation, non-fuel O&M expenses and certain contractual issues for the fuel reconciliation period.  AXM also recommended disallowance of an additional $43 million related to renegotiation of SPS’s coal supply agreements for the 2006 and 2007 time frame as part of future fuel factor proceedings.

The PUCT Staff will file its direct testimony on Jan. 12, 2007.  SPS’ rebuttal testimony is due on Jan. 25, 2007.  SPS believes that many of the adjustments either lack merit or can be addressed by information that was provided during the course of discovery.  We are confident that the rebuttal case will adequately address many of the concerns raised by intervenors.  Final rates are expected to be effective in the second quarter of 2007. No interim rate increase has been implemented.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xcel Energy Inc.
(a Minnesota Corporation)

/s/BENJAMIN G.S. FOWKE III
Benjamin G.S. Fowke III
Vice President and Chief Financial Officer

December 21, 2006